                                                       EXHIBIT C


            AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                      WITH ROBERT M. RUBIN


          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of the 3rd day of June, 1996, by and between AMERICAN UNITED GLOBAL, INC., a Delaware corporation (the "Company"), having its principal office at 25 Highland Boulevard, Dix Hills, New York 11746; and ROBERT M. RUBIN, an individual (the "Employee"), residing at 6060 Kings Gate Circle, Delray Beach, Florida 33484.

                      W I T N E S S E T H:

          WHEREAS, the Employee has been elected by the Board of Directors to serve as the Chairman of the Board of the Company and its subsidiaries, including, without limitation, Western Power & Equipment Corp. ("Western"), a Delaware corporation, AEI California, Inc. ("AEI"), a California corporation, AUG California, Inc. ("AUG"), a California corporation, and the subsidiaries of AUG, namely, American United Products, Inc. ("AUP"), a California corporation, as well as the subsidiary of Western Power & Equipment Corp., an Oregon corporation ("WPE"), and American United Seal, Inc. ("AUS"), a California corporation; the Company, Western, AEI, AUG, AUP, AUS all presently existing and hereinafter created or acquired direct or indirect consolidated subsidiaries of the

Company are hereinafter collectively referred to as the "Corporations"; and

          WHEREAS, insofar as the Company is engaged in a program of making acquisitions of operating entities with the proceeds of the sale of its former manufacturing business, and the Company desires to retain the services of the Employee to serve as the Chairman of the Board of the Corporations during this important transitional period for a period extending beyond the July 31, 1997 termination date of his current Employment Agreement; and

          WHEREAS, the Employee is willing to serve as the Chairman of the Board of the Corporations, all upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained, the parties hereby agree as follows:

     PART A.   EMPLOYMENT.

          i. Throughout the term of this Agreement, the Company shall employ the Employee and the Employee shall render services to the Corporations in the capacity and with the title of Chairman of the Board of the Corporations. In such capacity, the Employee, subject at all times to the direction of the Board of Directors of the Company, shall be the Chief Executive Officer of the Company and shall have the primary responsibility for the management and establishment of general policies of and planning for the Company (including, without limitation, financings, acquisitions and new product development), with such general powers and duties in respect of the other Corporations as are usually vested in the Chairman of the Board of a corporation.

          2. Throughout the period of his employment hereunder, the Employee shall devote such portion of his business time, attention, knowledge and skills as shall be reasonably required to faithfully, diligently and to the best of his abilities perform his duties hereunder; PROVIDED, that it is understood that the Employee will continue to devote a substantial amount of his business time, attention, knowledge and skills to other business activities, unrelated to the activities of the Corporations.

          3. Throughout the period of his employment hereunder, the Employee shall have the right (but not the obligation), if elected by the requisite majority of the stockholders of the relevant Corporation(s), to serve, without any further or additional compensation or remuneration (other than as set forth herein), as a member of the Board of Directors of any or all of the Corporations.

     PART B.   TERM OF EMPLOYMENT; TERMINATION OF AGREEMENT.

          1. Subject to the earlier termination of this Agreement in accordance with the provisions hereof, the term of this Agreement shall commence, effective as of August 1, 1996 (the "Effective Date") and shall continue through and including July 31, 2001 (the "Termination Date"). Notwithstanding the foregoing, as of the Effective Date of this Agreement, the fiscal year end of the Company is July 31st. In the event that the fiscal year of the Company (or any parent of the Company, the results of operations of which are consolidated for financial reporting purposes with the Company and its consolidated subsidiaries) shall end on any date OTHER than July 31st (hereinafter, referred to as a "Fiscal Year"), the Termination Date of this Agreement shall be ninety (90) days after the end of the Fiscal Year ending in 2001.

          2. Anything contained in Section 1 of this PART B to the contrary notwithstanding, this Agreement may be terminated at the option of the Board of Directors of the Company for "Cause" (as herein defined), effective upon the giving of written notice of termination to the Employee. As herein used, the term for "Cause" shall mean and be limited to:

               (a) any act committed by the Employee against the Company, its parent or subsidiaries or divisions constituting: (A) fraud, (B) non-disclosed self-dealing, (C) embezzlement of funds, (D) felony conviction for conduct involving moral turpitude or felony conviction for other criminal conduct concerning activities involving the Company, its parents, subsidiaries or divisions, or (E) the continued disregard by the Employee of the reasonable directions of the Board of Directors of the Company or any of the other Corporations; or

               (b) the breach or default by the Employee in the performance of any material provision of this Agreement; or

               (c) chronic alcoholism or any other form of addiction which impairs the Employee's ability to perform his duties hereunder.

          3. Anything contained in Section 1 of this PART B to the contrary notwithstanding, this Agreement may be terminated by the Company: (i) upon the death of the Employee, or, (ii) on thirty (30) days' prior written notice to the Employee, in the event that the Employee shall be physically or mentally disabled or impaired so as to prevent him from continuing the normal and proper performance of his duties and responsibilities hereunder for a period of six (6) consecutive months. The initial determination as to whether the Employee is disabled or impaired shall be made by the physician regularly treating the condition causing the disability. The Company shall have the right to require the Employee to be examined by a physician duly licensed to practice medicine in the state in which the Employee has his primary residence to determine such physician's opinion as to the Employee's disability. If such physician's opinion differs from that of the physician treating the Employee, or a physician thereafter retained by the Employee, they shall forthwith select a third physician so licensed whose opinion, after examination and review of available information, shall be conclusive and binding upon all parties hereto. All costs of the physician regularly treating or thereafter retained by the Employee shall be paid by the Employee. All costs of the physician retained by the Company shall be paid by the Company. If a third physician is required, then the costs of that physician shall be paid by the Company.

          4. Upon any termination of this Agreement by the Company for Cause pursuant to Section 2 of this PART B above, neither the Company nor any parent, subsidiary or division thereof shall be liable for or shall pay or cause to be paid to the Employee any further remuneration, compensation or other benefits hereunder.

          5.   If the Company terminates Employee for any reason, OTHER than:
(a) for "Cause", as provided in PART B, Section 2, or (b) as a result of the Employee's voluntary resignation of his employment with the Company (not constituting a constructive discharge), the Company shall be obligated to pay or shall cause to be paid to Employee the "Base Salary" (as hereinafter defined) and the Incentive Compensation (as hereinafter defined) in respect of each Fiscal Year in question for the remaining employment term specified in Section 1 of this PART B, as, if and when the same would have otherwise become due and payable hereunder, but for such termination of employment of the Employee. In the event of the Employee's death or disability as provided in PART B, Section 3, the Company shall be not obligated to pay or shall cause to be paid to Employee the "Base Salary" (as hereinafter defined) or the Incentive Compensation (as hereinafter defined) in respect of any Fiscal Year, or portion thereof, remaining in the employment term specified in
Section 1 of this PART B.

     PART C.   COMPENSATION; EXPENSES; FRINGE BENEFITS.

          1. BASE SALARY. As compensation for his services rendered and to be rendered hereunder, the Company shall pay or cause the Corporations to pay to the Employee throughout the term of this Agreement, a salary (the "Base Salary"), to be payable in monthly installments, as follows: (i) from August 1, 1996 through July 31, 1997, at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per annum; to be payable monthly at the rate of Fourteen Thousand Five Hundred Eighty-Three and 33/100 Dollars ($14,583.33) per month; (ii) from August 1, 1997 through July 31, 1998, Two Hundred Thousand Dollars ($200,000.00) per annum to be payable monthly at the rate of Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars ($16,666.66) per month; (iii) from August 1, 1998 through July 31, 1999, Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per annum, to be payable monthly at the rate of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00) per month; and
(iv) for each of the fiscal years ended July 31, 2000 and July 31, 2001, the Employee's Base Salary shall be as determined by the Compensation Committee of the Company's Board of Directors AND ratified by a majority of the entire Board of Directors of the Company (other than the Employee); PROVIDED, that the Employee's Base Salary in each of these two fiscal years shall be NOT LESS than: (y) the annual Base Salary in effect in the immediately preceding Fiscal Year; PLUS (z) an amount equal to the increase in the annual cost of living as published by the Bureau of Labor Statistics of the United States Department of Labor for wage earners in the New York metropolitan area measured over the course of the immediately preceding fiscal year. The Corporations are hereby authorized to make all necessary payroll deductions, including FICA, from such amount, as are customarily made with respect to the salaries of other senior executive officers of the

Company. Any Base Salary accrued from the Effective Date of this Agreement shall be paid by the Corporations to the Employee on or before December 31, 1994.

          2.   INCENTIVE COMPENSATION.

               (a) As compensation for his services rendered and to be rendered hereunder, the Company shall pay or cause the Corporations to pay to the Employee for the period commencing as of the Effective Date and ending on July 31, 1999, compensation (the "Incentive Compensation") based on the audited consolidated pre-tax net income of the Corporations and any other direct or indirectly owned companies or entities which are subsidiaries of the Company on or after the date hereof and whose financial statements are consolidated with those of the Company for financial reporting purposes under generally accepted accounting principles ("GAAP"), excluding Western and WPE (the "Incentive Group"), as determined by the independent auditors of the Company in accordance with consistently applied GAAP by such auditors (the "Incentive Group's Net Income"), as follows: (i) the Company shall pay or cause the Corporations to pay to the Employee no later than November 1, 1997, Seventy-Five Thousand Dollars ($75,000) if the Incentive Group's Net Income for the fiscal year ending July 31, 1997 is greater than or equal to Two Million Dollars ($2,000,000); (ii) the Company shall pay or cause the Corporations to pay to the Employee no later than November 1, 1998, One Hundred Thousand Dollars ($100,000) if the Incentive Group's Net Income for the fiscal year ending July 31, 1998 is greater than or equal to Two Million Five Hundred

Thousand Dollars ($2,500,000); (iii) the Company shall pay or cause the Corporations to pay to the Employee no later than November 1, 1999 One Hundred Twenty-Five Thousand Dollars ($125,000) if the Incentive Group's Net Income for the fiscal year ending July 31, 1999 is greater than or equal to Three Million Dollars ($3,000,000). For each of the fiscal years ending on July 31, 2000 and July 31, 2001, the Incentive Compensation, if any, and the formula to be used for calculating same, shall be as determined by the Compensation Committee of the Company's Board of Directors AND ratified by a majority of the entire Board of Directors of the Company (other than the Employee).

          3. EXPENSES. In addition to the remuneration set forth above, throughout the period of the Employee's employment hereunder, the Company shall also reimburse, or cause to be reimbursed to the Employee, upon presentment by the Employee to the Company, as applicable, of appropriate receipts and vouchers therefor, for any reasonable business expenses, including air and other travel expenses, incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

          4. FRINGE BENEFITS. The Company shall also make available, or cause to be made available, to the Employee, throughout the period of his employment hereunder, such benefits, including a monthly car allowance of $500.00, any disability, hospitalization, medical benefit plan, pension plan or other benefits or policy, as are put into effect by the Corporations for their other executive employees; PROVIDED, that notwithstanding any other insurance policies purchased for the benefit of Employee pursuant to this Section 4 of this PART C, the Company shall purchase for the benefit of Employee life insurance policy in the amount of $250,000, which benefits shall be payable to the beneficiary of the Employee upon the death of the Employee.

     PART D.   CONFIDENTIALITY; NON-COMPETITION.  As a material inducement to cause the Company to enter into this Employment Agreement, the Employee hereby covenants and agrees, as follows:

          1.   CONFIDENTIAL INFORMATION; PERSONAL RELATIONSHIPS.

          The Employee agrees that for so long as he is employed by the Company (the "Restricted Period"), he shall keep secret and retain in strictest confidence all confidential matters of the Corporations, and the "know-how", trade secrets, confidential client lists, details of client, subcontractor or consultant contracts, pricing policies, operational methods, marketing plans or strategies, project development, acquisition or bidding techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, inventions and research projects of the Corporations learned by the Employee heretofore and hereafter, unless (i) such information is generally available to the public without restriction,
(ii) Employee obtains confidentiality agreements with respect to such confidential information, (iii) Employee is requested by the Board of Directors of the Company or a Committee thereof to disclose such confidential information, (iv) such information is provided to a customer of the Corporations pursuant to a request received from such customer in the ordinary course of business, or (v) Employee is under compulsion of either a court order or a governmental agency's or authority's inquiry, order or request to so disclose such information.

          2.   PROPERTY OF THE CORPORATIONS.

               (a) Except as otherwise provided herein, all lists, records and other non-personal documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Employee, or made available to the Employee relating to the Corporations are and shall be the property of the Corporations, shall be delivered to the Company, on the date of termination of this Agreement.

               (b) All inventions, including any procedures, formulas, methods, processes, uses, apparatuses, patterns, designs, drawings, devises or configurations of any kind, any and all improvements to them which are developed, discovered, made, or produced, trade secrets, or information used by any or all of the Corporations shall be the exclusive property of the Corporations, and shall be delivered to the Company as applicable, on the earlier of the expiration or the termination of this Agreement.

          3. EMPLOYEES OF THE CORPORATIONS. If the Company terminates Employee for any reason: (i) provided in PART B, Section 2, (ii) provided in PART B, Section 3, or (iii) as a result of the Employee's voluntary resignation of employment (not constituting a constructive discharge), the Employee shall not, directly or indirectly, until the LATER to occur of: (A) the course of his employment with the Corporations or (B) July 31, 1999, solicit any employee of the Corporations other than Employee's personal secretary or encourage any such employee to leave such employment without the prior written approval of the Company as applicable.

          4. NON-COMPETITION. For a period equal to the LATEST to occur of:

               (a) such period as the Employee is employed by any of the Corporations (whether under this Agreement or otherwise);

               (b) one (1) year following the date of termination of the Agreement as a result of the Employee's voluntary resignation of employment (not constituting a constructive discharge), but under no circumstances later than ninety (90) days after the end of the Fiscal Year of the Company and/or its Parent ending in 1999; or

               (c) one (1) year following the termination of this Agreement if the Company terminates Employee for any reason provided in: (i) PART B, Section 2, or (ii) PART B, Section
     3 above; or

               (d) such period with respect to which the Employee shall receive an amount equal to Incentive Compensation under insurance policies purchased pursuant to PART C, Section 4 above; or

               (e) such period as the Employee shall receive Base
     Salary and Incentive Compensation from the Company or its assigns pursuant to PART B, Section 6 above,

the Employee shall not, directly or indirectly, whether individually or as an employee, stockholder, partner, joint venturer, agent or other representative of any other person firm or corporation, engage in any business which is competitive with the businesses of the Corporations. As used herein, the term "business which is competitive with the businesses of the Corporations" shall only mean any person, firm or corporation located in the Continental United States, ten (10%) or more of the net revenues of which are derived from the manufacture, sale or distribution of seals and o-rings for industrial, defense or commercial applications.

          5.   SEVERABILITY OF COVENANTS.

          The Employee acknowledges and agrees that the provisions of this Article D (including Section 4 above) are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of this Section 5 of this PART D or any part thereof, is invalid or unenforceable because of the duration or geographic scope of such provision, such tribunal shall have the power to reduce the duration or geographic scope of such provision and in its reduced form, such provision shall then be enforceable.

     PART E.   BINDING EFFECT.

          All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Employee and the Company and any successor-in-interest to any of them.

     PART F.   NOTICES.

          Except as herein provided, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified mail, return receipt requested, addressed to a party at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice.

          If to the Company at the address first above written with copies to:

                    Greenberg, Traurig, Hoffman,
                      Lipoff, Rosen & Quentel
                    153 East 53rd Street
                    New York, New York  10022
                    Attn:  Stephen A. Weiss, Esq.

or to any other address as shall be designated from time to time by the Company.

          If to Employee at the address first above written, with copies to any attorney designated by the Employee.

     PART G.   MISCELLANEOUS.

          1. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

          2. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          3. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed and construed under the laws of the State of New York.

          4. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

          5. Any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration before one or more arbitrators designated by the American Arbitration Association in New York, New York, unless mutually agreed to otherwise. The award of such arbitrator(s) may be enforced in any court of competent jurisdiction in the State of New York.

          6. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above, to be effective as of August 1, 1996.

ATTEST:                            AMERICAN UNITED GLOBAL, INC.



______________________________     By:___________________________
                                      C. Dean McLain
                                      Executive Vice President



                                   _______________________________
                                           ROBERT M. RUBIN




                     COMPENSATION COMMITTEE


Robert M. Rubin       Lawrence E. Kaplan     C. Dean McLain
Chairman &               Director              Director
Director


___________________   _____________________  ___________________
Signature      Date   Signature        Date  Signature      Date